Exhibit 99.1

PAR PETROLEUM CORPORATION

Delta Petroleum Corporation, Now Renamed Par Petroleum Corporation, Announces Consummation of Plan of Reorganization

DENVER, August 31, 2012 – Delta Petroleum Corporation (“Delta” or the “Company”), now renamed Par Petroleum Corporation as described below, announced that as of today the Company has consummated its third amended plan of reorganization (the “Plan”) with Laramie Energy II, LLC (“Laramie”) as the sponsor. The implementation of the Plan, as confirmed by the U.S. Bankruptcy Court on August 16, 2012, marks the conclusion of the Company’s financial restructuring, and the emergence of Delta and eight subsidiaries (including Amber Resources Company of Colorado (“Amber”)) from Chapter 11. Delta and Amber’s previously outstanding common stock has been cancelled, and will no longer be traded. In conjunction with the reorganization, Delta has been renamed Par Petroleum Corporation (“Par Petroleum”).

At closing, Laramie and Par Petroleum contributed their respective assets in Mesa and Garfield counties, Colorado, to form a new joint venture called Piceance Energy, LLC (“Piceance Energy”). Laramie and Par Petroleum hold 66.66% and 33.34% ownership interests in Piceance Energy, respectively. Subsequently, Piceance Energy entered into a new $140 million credit agreement, and distributed approximately $74.1 million to Par Petroleum and $24.8 million to Laramie. The distributions are subject to adjustment per the joint venture transaction effective date of July 31, 2012.

As part of the Company’s reorganization, $265 million in unsecured notes were converted into equity. The Zell Credit Opportunities Master Fund, L.P., an affiliate of Equity Group Investments, and clients of Whitebox Advisors played a leading role in the restructuring process and are now the two largest equity holders in Par Petroleum. Affiliates of the two firms are also the two largest lenders under Par Petroleum’s new $30 million delayed draw term facility (the “exit facility”), $13 million of which has been drawn down. Par Petroleum will use the $74.1 million distribution and the exit facility to pay bankruptcy expenses, secured debt, the debtor in possession loan, priority claims, and to fund two litigation trusts.

Following the closing, Par Petroleum retained its interest in the Point Arguello unit offshore California, other miscellaneous assets and certain tax attributes, including significant net operating losses. As part of consummating the Plan, Par Petroleum issued new common stock for distribution to holders of allowed prepetition claims. The new common stock will be publicly traded on the over-the-counter (OTC) market. Delta’s shareholders prior to Chapter 11 emergence will not receive any consideration under the Plan.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this announcement, in the Plan, or in the Disclosure Statement related to the Plan, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, having filed for bankruptcy and factors relating to the Company’s (including its affiliates’) operations and the business environment (including general market conditions, competition and natural gas and oil prices) in which the Company operates, which may cause the actual results to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the Company’s (including its affiliates’) ability to operate and availability of funding pursuant to the terms of its exit financing facilities, including Piceance Energy’s ability to operate and availability of funding pursuant to the terms of its credit facility; the ability of the Company to obtain and maintain normal terms with its vendors; and those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, or in other filings to be made, from time to time, by Par Petroleum with the Securities and Exchange Commission (the “Company Filings”). The forward-looking statements speak only as of the date when made and the Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.